Exhibit 99.1

Athenex, Inc. Announces Submission of Investigational New Drug Application of Oraxol to Chinese FDA

BUFFALO, N.Y., July 5, 2017 (GLOBE NEWSWIRE) — Athenex, Inc. (Nasdaq:ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer, today announced that its Chinese subsidiary submitted an Investigational New Drug (IND) application to the Chinese FDA for Oraxol, an oral formulation of Paclitaxel. The application has been accepted by Chinese FDA for review and has assigned the application number JXHL1700121 (for the oral paclitaxel capsule) and JXHL1700122 (for the proprietary p-glycoprotein inhibitor HM30181A).

“Our application of Oraxol IND to the Chinese FDA reflects our commitment to developing Oraxol as a global anti-cancer drug as well as our plan to launch clinical studies in China for this product,” stated Dr. Rudolf Kwan, Athenex’s Chief Medical Officer.

Mr. Jeffery Yordon, Athenex’s Chief Operating Officer, also commented: “This application underscores our global development plan for Oraxol, with the Chinese market being an important part of that strategy. Our innovative oncology, commercial, and supply chain platforms will allow us to efficiently develop Oraxol as a commercial product.”

Athenex has also licensed the global rights (apart from Korea) for the Orascovery program – a novel approach that uses P-gp inhibitor HM30181A to enable favorable oral dosing administration of Oraxol and other clinical candidates – which was initially developed by Hanmi Pharmaceuticals. Athenex is currently conducting a Phase III clinical study for Oraxol in breast cancer patients.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery and development of next generation drugs for the treatment of cancer. Athenex is organized around three platforms including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. Athenex’s Oncology Innovation Platform generates clinical candidates through an extensive understanding of kinases, including novel binding sites, human absorption biology and through the application of Athenex’s proprietary research and selection processes in the lab. The Company’s current clinical pipeline is derived from two different platform technologies Athenex calls Orascovery and Src Kinase Inhibition. The Orascovery platform is based on the novel oral P-glycoprotein pump inhibitor molecule HM30181A, through which Athenex is able to facilitate oral absorption of traditional cytotoxics, which Athenex believes may offer improved patient tolerability and efficacy as compared to IV administration of the same cytotoxics. The Src Kinase Inhibition platform refers to novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization during cell division. Athenex believes the combination of these mechanisms of action provides a broader range of anti-cancer activity as compared to either mechanism of action alone. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York, Cranford, New Jersey, Houston, Texas, Chicago, Illinois, Hong Kong, Taipei Taiwan, and multiple locations in Chongqing, China.

CONTACT:

Nick Riehle

Tel: +1-716-427-2952

Athenex, Inc.